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INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Post Effective Amendment No. 2 on Form S-1 to the Registration Statement No. 333-18053 of The Pruco Life of New Jersey Flexible Premium Variable Annuity Account of the Pruco Life Insurance Company of
New Jersey of our report dated December 19, 1996, relating to the financial statements of The Pruco Life Insurance Company of New Jersey in the Prospectus, which is part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE

Parsippany, New Jersey
April 15, 1998